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                                                                      EXHIBIT 99



        Press Release of Beverly Enterprises, Inc., dated May 30, 1995
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[LOGO]                                                              NEWS RELEASE
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 P.O. Box 3324 -- Fort Smith, Arkansas 72913-3324 -- Phone (501) 452-6712 --
                              FAX (501) 452-5131
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For Immediate Release
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For further information:

Robert D. Woltil, President, Pharmacy Corporation of America
(501) 452-6712

Scott M. Tabakin, Senior Vice President and Controller
(501) 452-6712


              ROBERT D. WOLTIL NAMED PRESIDENT AND CHIEF EXECUTIVE
                         OFFICER OF BEVERLY'S PCA UNIT

                         PLANS FOR SPIN-OFF TO CONTINUE

                     EARNINGS TO BE AFFECTED BY PCA ISSUES

         (FORT SMITH, ARKANSAS, May 30, 1995) Beverly Enterprises, Inc. (NYSE:BEV) today announced the appointment of Robert D. WoltiL as President and Chief Executive Officer of its wholly-owned subsidiary Pharmacy Corporation of America ("PCA"), replacing Ronald C. Kayne, whose retirement was also announced today. Both changes are effective immediately. The Company said that it expects to continue its previously announced plans for an Initial Public Offering ("IPO") of PCA and a spin-off of the remainder of its PCA shares to Beverly common stockholders as a tax-free distribution.

         David R. Banks, Beverly's Chairman and Chief Executive Officer, commented, "We believe that Bob Woltil is the best person to move PCA forward as a separate, public company. He has been instrumental in the success of Beverly Enterprises and is ready for this new challenge." Mr. Banks added, "Ron Kayne has done an outstanding job of building PCA over the last decade, but the spin-off and continued growth of PCA as an independent entity requires a commitment he is not willing to make at this point in his life." Mr. Woltil currently serves as Beverly's Executive Vice President and Chief Financial Officer, and will perform both roles until a successor as CFO is named.

         The Company stated that these management changes reflect its intention to move ahead with the IPO and spin-off. Also, according to Mr. Banks, "The focus placed on PCA and the spin-off have highlighted operational problems at PCA, including revenue reductions resulting from lost customers and changes in pricing and service levels, as well as higher than expected costs associated with the assimilation of PCA's late 1994 acquisitions. This could adversely affect Beverly's second quarter earnings by between $.05 and $.07 per share. We are already in the process of correcting these problems. However, we expect this will cause the IPO and spin-off to be delayed approximately three to six months."

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         Beverly Enterprises, Inc. is a long-term health care company operating nursing facilities, institutional pharmacies, acute long-term transitional hospitals, hospice programs, retirement living centers, and home health centers. Its mission is to deliver high quality health care that exceeds the expectations of each of its customers and to be the provider and employer of choice in each of the communities served.

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